Filed pursuant to Rule 424(b)(3) and 424(b)(7)
Registration Statement on Form F-3, File No. 333-163990

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	per Share(2)	Price(2)	Fee(3)
Ordinary Shares, together with related ordinary share purchase rights(4)	5,608,612	$43.75	$245,376,775.00	$17,495.36

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement.

(2)	Estimated solely for purposes of determining the registration fee, based on the average of the high and low prices for our ordinary shares as reported on the NASDAQ Global Select Market on December 22, 2009, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)	The registration fee has been transmitted to the SEC in connection with the offering of ordinary shares pursuant to the registration statement No. 333-163990 by means of this prospectus supplement in accordance with Rule 457(r).

(4)	The distribution of the ordinary share purchase rights is contingent upon, and will be effective immediately upon, the completion of the distribution.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 23, 2009)

SINA Corporation

5,608,612 Ordinary Shares
and Related Ordinary Share Purchase Rights

This prospectus supplement relates to the public offering, which is not being underwritten, of ordinary shares of SINA Corporation. The 5,608,612 ordinary shares offered by this prospectus were originally issued by us in a private placement pursuant to a Share Subscription Agreement, dated as of September 21, 2009 (as amended, the “Share Subscription Agreement”), with New-Wave Investment Holding Company Limited (“New-Wave”), a British Virgin Islands company established and controlled by Charles Chao, SINA’s Chief Executive Officer, and other members of SINA’s management. All of the shares offered by this prospectus may be sold from time to time by or on behalf of the selling shareholder. The shares covered by this prospectus supplement may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholder.

Our shares are listed on the NASDAQ Global Select Market under the symbol “SINA.” On December 22, 2009, the last reported sale price of our shares was $44.03 per share.

Our principal executive offices are located at 37F, Jin Mao Tower, 88 Century Boulevard, Pudong, Shanghai 200121, People’s Republic of China, and our telephone number at this location is +86 21 6289 5678.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Please consider the risk factors contained in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated December 23, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the public offering of our ordinary shares by New-Wave, the selling shareholder. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the shares that the selling shareholder is offering hereby. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

When we use the terms “SINA Corporation,” “the Company,” “we,” “us” or “our” in this prospectus supplement, we mean SINA Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the selling shareholder have authorized any other person to provide you with information that is different. Neither we nor the selling shareholder are making an offer to sell securities in any jurisdiction where the offer and sale is not permitted. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates and the information in the incorporated documents is only accurate as of their respective dates.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are an online media company and MVAS provider in the People’s Republic of China and the global Chinese communities. With a branded network of localized websites targeting Greater China and overseas Chinese, we provide services through five major business lines including SINA.com (online news and content), SINA Mobile (MVAS), SINA Community (Web 2.0-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping). Together these business lines provide an array of services including region-focused online portals, MVAS, social networking services (SNS), blog, audio and video streaming, album, online games, email, search, classified listings, fee-based services, e-commerce and enterprise e-solutions. We generate the majority of our revenue from online advertising and MVAS offerings and, to a lesser extent, from search and fee-based services.

Recently Completed New-Wave Private Placement

On November 25, 2009, we issued 5,608,612 ordinary shares for an aggregate of $180 million in a private placement with New-Wave Investment Holding Company Limited, a British Virgin Islands company established and controlled by Charles Chao, our Chief Executive Officer, and other members of our management. The shares issued to New-Wave are subject to a six month lock-up. The Company expects to use the proceeds of the financing for future acquisitions and general corporate purposes. The Company is currently evaluating the accounting treatment for the private equity placement, which may require the Company to recognize compensation expenses. The SINA ordinary shares issued in the private placement are being registered for resale in this prospectus supplement on behalf of the selling shareholder pursuant to the terms of the Share Subscription Agreement and the related Amended and Restated Registration Rights Agreement, dated as of November 24, 2009 (the “Registration Rights Agreement”), by and among SINA and New-Wave.

The Shares Offered in this Prospectus Supplement

Ordinary shares offered	5,608,612 ordinary shares

Use of proceeds	All of the shares being offered under this prospectus supplement are being sold by the selling shareholder or its pledgees, donees, transferees or other successors in interest. Accordingly, SINA Corporation will not receive any proceeds from the sale of these shares.

Listing of ordinary shares	Our shares are listed on the NASDAQ Global Select Market under the symbol “SINA.”

USE OF PROCEEDS

We will not receive proceeds from sales of shares by the selling shareholder or its pledgees, donees, transferees or other successors in interest.

SELLING SHAREHOLDER

This prospectus relates to the disposition from time to time by the selling shareholder named herein, or its pledgees, donees, transferees or other successors in interest, of up to 5,608,612 of our ordinary shares. The shares were issued by us to the selling shareholder in a private placement, which closed on November 25, 2009. In connection with the Share Subscription Agreement, we entered into the Registration Rights Agreement, pursuant to which we agreed to file this prospectus supplement, registering for resale the ordinary shares acquired by the selling shareholder.

The selling shareholder named herein may, from time to time, sell, transfer or otherwise dispose of any or all of the shares covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the disposition of shares by the selling shareholder. The selling shareholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses, underwriting commissions and discounts and similar expenses and fees and expenses incurred in respect of counsel to the selling shareholders) relating to the registration of the shares with the Securities and Exchange Commission.

The following table sets forth for the selling shareholder: the name of the shareholder; the number and percent of our ordinary shares that the shareholder beneficially owned prior to the offering for resale of the shares under this prospectus supplement; the number of our ordinary shares registered for sale for the account of the shareholder under this prospectus supplement; and the number and percent of our ordinary shares to be beneficially owned by the shareholder (assuming all of the shares covered hereby are sold by the shareholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the shareholder may dispose of under this prospectus supplement. We do not know how long the shareholder will hold the shares before disposing of them or how many shares it will dispose of. We currently have no agreements, arrangements or understandings with the shareholder regarding the disposition of any of the shares other than the six-month restriction on sales under the Share Subscription Agreement. After the expiration of the six month lock-up, the shares offered by this prospectus supplement may be offered from time to time by the shareholder listed below. Pledgees of the shareholder may be able to use this prospectus supplement prior to the expiration of the lock-up under certain circumstances.

This table is prepared solely based on information supplied to us by the selling shareholder and assumes the sale of all of the shares covered hereby. The selling shareholder is a British Virgin Islands company established and controlled by Charles Chao, our Chief Executive Officer, President and Director, and other members of our management. Apart from the agreements described above, the selling shareholder has not had any material relationship with us. The applicable percentages of beneficial ownership are based on an aggregate of 60,530,635 of our ordinary shares issued and outstanding on November 30, 2009, as described below.

	Shares Beneficially			Shares Beneficially
	Owned		Number of	Owned
	Prior to Offering		Shares Being	After Offering
	Number	Percent	Offered	Number(1)	Percent

New-Wave Investment Holding Company Limited(2)	5,608,612	9.3%	5,608,612	—	—

(1)	Assumes the selling shareholder (i) disposes of all the shares covered by this prospectus supplement and (ii) does not acquire any additional shares.

(2)	The New-Wave shares are owned by CITIC CAPITAL MB INVESTMENT LIMITED, CITIC CAPITAL CHINA ACCESS FUND LIMITED, EARLY SUCCESS INTERNATIONAL LIMITED (each a “CITIC

Entity” and collectively, the “CITIC Entities”), FV GREEN ALPHA THREE LIMITED (“FountainVest”), SCGF NEW WAVE LIMITED (“Sequoia,” and each CITIC Entity, FountainVest and Sequoia being a “PE Shareholder” and together the “PE Shareholders”), and certain individual members of our management (each of the individuals being a “Management Shareholder” and together the “Management Shareholders”). With respect to certain material business combination transactions presented to the shareholders of the Company for a vote, New-Wave will (A) vote (x) the Management Shareholders’ allocable portion of the 5,608,612 ordinary shares issued to New-Wave (the “Shares”) in the manner directed by the Management Shareholders holding a majority of the then ordinary shares of New-Wave and (y) each PE Shareholder’s pro rata portion of an allocable portion of the Shares in the manner directed by each such PE Shareholder; or (B) abstain from voting, in all other cases. With respect to all other matters presented to the shareholders of the Company for a vote, New-Wave will vote its Shares at the sole discretion of its director(s) selected by the Management Shareholders. Charles Chao, by virtue of being the sole director selected by the Management Shareholders and holding in excess of a majority of the then ordinary shares of New-Wave held by all the Management Shareholders, has the power to direct the voting and disposition of the Shares.

TAXATION

The following summary of the material Cayman Islands, People’s Republic of China and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this annual report, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the former Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any dividends payable, or distributions made, by us to holders or beneficial owners of our ordinary shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law named “Enterprise Income Tax Law of the PRC,” or the EIT Law, which took effect as of January 1, 2008. Under the EIT Law, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in the PRC are considered “resident enterprises” for PRC tax purposes and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementing rules of the EIT Law, “de facto management” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case. Please note that, substantially all of our management is currently based in the PRC, and may remain in the PRC in the future. If we are treated as a “resident enterprise” for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%.

Moreover, the EIT Law and its implementing rules provide that dividends generated after January 1, 2008 and payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered “non-resident enterprises” without any establishment or place within China or if the dividends payable have no connection with the establishment or place of the foreign investors within China, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced withholding arrangement. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in the PRC will be subject to the 10% income tax if we are considered “non-resident enterprise” under the EIT Law.

In addition, because there remains uncertainty regarding the interpretation and implementation of the concept of “de facto management,” if we are treated as a “resident enterprise,” and dividends paid to our ordinary shareholders or any gains realized on the transfer of our ordinary shares by non-PRC residents are considered income derived from sources within the PRC, such dividends or gains may be subject to the 10% withholding tax.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) under present law of an investment in the Company’s ordinary shares. This summary applies only to investors that hold the ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding common share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons holding ordinary shares through partnerships or other pass-through entities; or

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration.

U.S. Holders are urged to consult their tax advisors about the application of the U.S. federal tax rules to their particular circumstances as well as the state,local and foreign tax consequences to them of the purchase, ownership and disposition of ordinary shares.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are the beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,

•	a citizen or individual resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on the Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ordinary shares will be included in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders (including individual U.S. Holders), for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable capital gains rate (“qualified dividend income”) provided that (1) the ordinary shares are readily tradable on an established securities market in the U.S., (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, our ordinary shares, which are listed on the Nasdaq Global Select Market, will be considered to be readily tradable on an established securities market in the U.S. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. Holder should expect that any distribution by us will be reportable as a dividend.

Taxation of Disposition of Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as U.S. source income or loss (in the case of losses, subject to certain limitations).

Passive Foreign Investment Company

Based on the market value of our ordinary shares, the composition of our assets and income and our operations, we believe that for our taxable year ended December 31, 2008, we were not a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. However, our PFIC status for the current taxable year ending

December 31, 2009 will not be determinable until its close, and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year (or any future taxable year). A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income (the “income test”), or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test generally will be calculated using the market price of our ordinary shares, our PFIC status will depend in large part on the market price of our ordinary shares which may fluctuate considerably. Accordingly, fluctuations in the market price of the ordinary shares may result in our being a PFIC for any year. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC, provided that you have not made a “mark-to-market” election, as described below, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a mark-to-market election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under the special tax rules applicable to excess distributions:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such taxable year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make such a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the lower applicable capital gains rate would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ordinary shares will continue to be listed on the Nasdaq Global Select Market, which is a qualified exchange for these purposes, and, consequently, assuming that the ordinary shares are regularly traded, if you are a holder of ordinary shares, it is expected that the mark-to-market election would be available to you were we to become a PFIC.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands laws will be passed upon by Conyers Dill & Pearman.

PLAN OF DISTRIBUTION

The ordinary shares covered by this prospectus supplement and the accompanying prospectus may be offered and sold from time to time by the selling shareholder. The term “selling shareholder” includes pledgees, donees, transferees or other successors in interest that receive the shares from the selling shareholder as a gift, distribution or other transfer (including a purchase) after the date of this prospectus supplement. To the extent required, this prospectus supplement and the accompanying prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We will not receive any proceeds from the sale of the shares by the selling shareholder, but we have agreed to pay the following expenses for the registration of the shares:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws;

•	expenses relating to the preparation, printing, distribution and reproduction of any registration statement required to be filed, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing any of our shares in a form for delivery for purchase pursuant to such registration or qualification and the expense of printing or producing any underwriting agreement(s) and agreement(s) among underwriters;

•	our messenger, telephone and delivery expenses and out-of-pocket travel expenses incurred by or for our personnel for travel undertaken for any “road show” made in connection with the offering of securities registered thereby;

•	fees and expenses of any transfer agent and registrar with respect to the delivery of any of our shares and any escrow agent or custodian involved in the offering;

•	Securities Act liability insurance, if we desire such insurance;

•	fees and expenses incurred in connection with listing the shares offered for resale hereby on the NASDAQ Global Select Market; and

•	fees and expenses of our legal counsel, accountants and other experts we retain in connection with the registration.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of our shares. We also have no obligation to pay any out-of-pocket expenses of the selling shareholder, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the shares.

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of the shares. These sales may be made at a fixed price or prices, which may be changed, at prices on the NASDAQ or at prices related to the then current market price. Sales of the shares may also be made in negotiated transactions at negotiated prices, including by one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement and the accompanying prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	an exchange distribution in accordance with the rules of the NASDAQ or other exchange or trading system on which the shares are admitted for trading privileges,

•	sales “at the market” to or through a market maker or into an existing trading market (on an exchange or otherwise), for the shares,

•	sales in other ways not involving market makers or established trading markets,

•	through put or call transactions relating to the ordinary shares,

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position, and resell a portion of the block as principal to facilitate the transaction, and

•	in privately negotiated transactions.

In connection with the distributions of the shares or otherwise, the selling shareholder may:

•	enter into hedging transactions with broker-dealers or other financial institutions; which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

•	sell their shares short and deliver the shares to close out such short positions,

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus supplement and the accompanying prospectus, which they may in turn resell, or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default by the pledgee under the transaction to which such pledge relates, they may in turn resell.

In addition, the selling shareholder may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933, as amended, to which we refer as the Securities Act, as permitted by that rule, or under Section 4(1) of the Securities Act, rather than pursuant to this prospectus supplement and the accompanying prospectus. In effecting sales, broker-dealers or agents engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholder, in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus supplement and the accompanying prospectus, the selling shareholder, and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholder, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling shareholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. To the extent the selling shareholder or any such broker-dealer may be deemed to be an underwriter, the selling shareholder and such broker-dealer will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, to which we refer as the Exchange Act.

We have advised the selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 under the Exchange Act until their participation in that distribution is completed. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods.” In order to avoid the imposition of a restricted period under Rule 102 of the Exchange Act, the selling shareholder, any affiliated purchasers, and any broker-dealers or any other persons who execute sales for the selling shareholder, shall not engage in any special selling efforts and selling methods.

In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.

The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholder against certain liabilities, including certain liabilities under the Securities Act.

PROSPECTUS

SINA Corporation

Ordinary Shares
and Related Ordinary Share Purchase Rights

We may offer and sell our ordinary shares from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer shares by any selling shareholder identified in a prospectus supplement. Our shares are listed on the NASDAQ Global Select Market under the symbol “SINA.” On December 22, 2009, the last reported sale price of our shares was $44.03 per share.

This prospectus provides you with a general description of the shares that may be offered. Each time we or any selling shareholder sell shares, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the shares. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, before you invest in any of our shares.

Investing in our securities involves risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We or any selling shareholder may sell the shares described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the shares, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus is dated December 23, 2009

You should read this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “the Company,” “our” and “SINA” refer to SINA Corporation, its subsidiaries, and, in the context of describing our operations and consolidated financial information, include our consolidated variable interest entities (“VIEs”) in China;

•	“China” or “PRC” refers to the People’s Republic of China solely for the purpose of this prospectus, and do not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan;

•	“GAAP” refers to generally accepted accounting principles in the United States; “PRC GAAP” refers to generally accepted accounting principles in the PRC;

•	“shares” refer to our ordinary shares;

•	all references to “RMB” or “renminbi” are to the legal currency of China, and all references to “$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States; and

•	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling shareholder may sell any of our shares from time to time and in one or more offerings. Each time we or any selling shareholder sell shares, we may provide a supplement to this prospectus that contains specific information about the shares being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before you invest in any shares, you should carefully read both this prospectus and any supplement, together with the additional information described in the sections entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Potential risks and uncertainties include, but are not limited to, our limited operating history, the current global financial and credit market crisis and its impact on the Chinese economy, the recent slower growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in our quarterly operating results, our reliance on online advertising sales and MVAS for a majority of its revenues, our reliance on mobile operators in China to provide MVAS, changes by mobile operators in China to their policies for MVAS, any failure to successfully develop and introduce new products including MVAS products, any failure to successfully integrate acquired businesses and risk associated with the contribution of the Company’s real estate business in exchange for shares of China Real Estate Information Corporation.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2008 and our other filings with the Securities and Exchange Commission.

RISK FACTORS

Investing in our ordinary shares involves risks. You should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed annual report on Form 20-F and in our Reports of Foreign Issuer on Form 6-K, which are incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of those risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline.

OUR COMPANY

We are an online media company and MVAS provider in the People’s Republic of China and the global Chinese communities. With a branded network of localized websites targeting Greater China and overseas Chinese, we provide services through five major business lines including SINA.com (online news and content), SINA Mobile (MVAS), SINA Community (Web 2.0-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping). Together these business lines provide an array of services including region-focused online portals, MVAS, social networking services (SNS), blog, audio and video streaming, album, online games, email, search, classified listings, fee-based services, e-commerce and enterprise e-solutions. We generate the majority of our revenue from online advertising and MVAS offerings and, to a lesser extent, from search and fee-based services.

SINA Corporation was founded in March 1999 through the merger of Beijing SINA Information Technology Co. Ltd. and California-based SINANET.com. In April 2000, we completed our initial public offering and were listed on the NASDAQ National Market. Incorporated in the Cayman Islands, we are headquartered in Shanghai, China and have offices in seven cities and a network of four web sites around the world. Our principal place of business is located at 20/F Beijing Ideal International Plaza, No. 58 Northwest 4th Ring Road, Haidian District, Beijing 100080, People’s Republic of China. Our telephone number at this address is +8610 8262 8888. Our website is www.sina.com. The information contained on our website does not constitute part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of shares by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We were incorporated in the Cayman Islands on July 9, 1997 as an exempted company with limited liability under the Companies Law (2009 Revision), or the Companies Law, of the Cayman Islands. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

As of the date of this prospectus, our share capital consists of 150,000,000 ordinary shares of par value US$0.133 each and 3,750,000 preference shares of par value US$1.00, of which 60,530,635 ordinary shares and no preference shares were outstanding at November 30, 2009.

The following summarizes certain terms and provisions contained in our amended and restated memorandum and articles of association. This summary is not complete, and you should read our amended and restated memorandum and articles of association, which were filed as Exhibit 3.2 to our Annual Report on Form 10-K filed on March 16, 2005 and Exhibit 3.1 to our Report of Foreign Issuer on Form 6-K filed on December 23, 2009, respectively.

Register, Entry Number and Objects

The registered office of the Company is c/o Maples and Calder Limited, Ugland House, P.O. Box 309, Grand Cayman, KY1-1104, Cayman Islands. The Company was incorporated as an exempted company under the laws of the Cayman Islands on 9 July 1997 and its incorporation number is 74902. The objects for which the Company is established are unrestricted.

Directors

A director may contract with the Company, provided that such director shall, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the board of directors at which it is practicable for him to do so. A director shall not be entitled to vote on (nor shall be counted in the quorum in relation to) any resolution of the board of directors in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest, and if he shall do so his vote shall not be counted (nor is he to be counted in the quorum for the resolution), provided that this prohibition shall not apply to certain matters including: (i) the giving of any security or indemnity, either to the director in respect of money lent or obligations incurred by him at the request of or for the benefit of the Company or any of its subsidiaries, or to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the director has himself assumed responsibility under a guarantee or indemnity or by the giving of security; (ii) any proposal concerning an offer of securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase where the director is or is to be interested as a participant in the underwriting or sub-underwriting of the offer; (iii) any proposal concerning any other company in which the director is interested only, whether directly or indirectly, as an officer or executive or shareholder or in which the director is beneficially interested in the shares of that company, provided that, he, together with any of his associates is not, beneficially interested in five percent or more of the issued shares of any class of such company (or of any third company through which his interest is derived) or of the voting rights; (iv) any proposal or arrangement concerning the benefit of employees of the Company or any of its subsidiaries; or (v) any contract or arrangement in which the director is interested in the same manner as other holders of securities of the Company by virtue only of his interest in securities of the Company. A director may not vote on proposals concerning his own appointment to offices or employment with the Company or any company in which the Company is interested.

The board of directors may determine the remuneration for the services by the directors. The board of directors may, from time to time and at its discretion, exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and may exercise power in such manner and upon such terms and conditions in all respects as it thinks fit.

Rights, Preferences and Restrictions of Ordinary Shares

General.  Our share capital is divided into two classes of shares — ordinary shares of par value US$0.133 each and preference shares of par value US$1.00 each. A holder of a class of shares shall, according to the number of shares of that class held by him/her, have the same rights, privileges and advantages as regards dividends, participation in assets on a winding up, voting at meetings, and other matters, as other holders of that same class of shares.

Dividend Rights and Rights to Share Profits.  All shares of the same class shall rank pari passu with regard to all distributions by way of dividend or otherwise that may be declared by the Company.

Voting Rights.  No person other than a member duly registered and who shall have paid fully for his shares shall be entitled to be present or to vote, or to be reckoned in a quorum, either personally or by proxy at any meeting of shareholders. Voting at any meeting of shareholders is by show of hands unless a poll is duly demanded. On a show of hands, every member who is present in person shall have one vote, and on a poll, every member present in person or by proxy shall have one vote for each share registered in his name in the Company’s register of members. A poll may be demanded by the Chairman of the meeting, at least five shareholders present in person or by proxy, or any shareholder or shareholders present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting. A written resolution by all shareholders being entitled to attend a meeting of shareholders shall be as valid and effective as if the same had been passed at a duly convened and held meeting of shareholders. No cumulative voting is permitted or required for our board practice of staggered terms.

All business at meetings of shareholders shall be transacted by shareholders to pass either ordinary resolutions or special resolutions. An ordinary resolution requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a meeting of shareholders. A special resolution requires the affirmative vote of not less than two-thirds of the votes attaching to the ordinary shares cast in a meeting of shareholders. While ordinary resolution is required for most of business, a special resolution is required for matters such as issuance of redeemable shares, reduction of share capital, removal of a director from office, distribution of assets in liquidation, and amendment of the memorandum and articles in whole or in part.

Liquidation Rights.  If the assets available for distribution in a liquidation are insufficient to repay all of the paid-up capital, such assets shall be distributed so that the losses shall be borne by the shareholders in proportion to the capital paid up or ought to have been paid up, at the commencement of the winding up. If such assets are more than sufficient to repay all of the paid-up capital, the excess shall be distributed among the shareholders in proportion to the capital paid up at the commencement of the winding up.

Redemption and Repurchase of Shares.  The board of directors may from time to time authorize the Company to repurchase all or any portion of the outstanding shares. The Company may, by special resolution, issue shares on the terms that they may be, or at option of the Company or the holders are, liable to be redeemed.

Calls on Shares and Forfeiture of Shares.  The board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a 14-day notice given to such shareholders. The shares that have been called upon and remain unpaid are subject to forfeiture.

Modification of Rights of Shares

All or any of the rights attached to any class of shares may be varied or abrogated either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Meetings of Shareholders

The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year.

The board of directors may, whenever they think fit, convene an extraordinary general meeting. General meetings shall also be convened on the written requisition of any two or more shareholders, or one shareholder which is a recognized clearing house, who held at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the Company which carries the right of voting at general meetings of the Company. If the board of directors does not within 21 days from the date of the deposit of the requisition proceed duly to convene the general meeting, the requisitionist(s), or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any such meeting so convened shall not be held after the expiration of three months after the deposit of the requisition.

Advanced notice of at least 21 days in writing is required for the convening of an annual general meeting and any extraordinary general meeting called for the passing of a special resolution. Advanced notice of at least 14 days in writing is required for the convening of any other shareholders meetings.

A quorum required for a meeting of shareholders shall be a shareholder or shareholders together holding not less than one-third of the then outstanding shares of the Company’s ordinary shares that are entitled to vote at such meeting.

Limitations on the Right to Own or to Vote Shares

There are no limitations on the right to own or to vote our shares.

Anti-Takeover Provisions

Any share, including up to 3,750,000 preference shares, may be issued with such preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and for such consideration as the board of directors may determine. No powers shall be taken to freeze or otherwise impair any of the rights attaching to such share by reason only that the person or persons who are interested directly or indirectly therein have failed to disclose their interests to the Company. The preference shares may be issued from time to time in one or more series, and the Board is authorized to determine or alter the number of shares constituting any such series of preference shares.

The board of directors may also issue warrants to subscribe for any class of shares or other securities of the Company on such terms as the board of directors may from time to time determine.

Disclosure of Share Ownership

Our amended and restated memorandum or articles of association do not provide for any ownership threshold above which shareholder ownership must be disclosed.

Change in Capital

The Company may at anytime and from time to time by ordinary resolution increase its share capital by the creation of new shares with the number and amount prescribed by such ordinary resolution.

Amendment of Memorandum and Articles

The Company may at any time and from time to time by special resolution alter or amend its memorandum of association and articles of association in whole or in part subject, in the case of any alteration or amendment which modifies the rights of a class of shares, to consent from holders of that class of shares as more fully set out above.

Differences in Corporate Law

Set forth below is a summary of the significant differences between the provisions of the Companies Law (2007 Revision) of the Cayman Islands applicable to the Company and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Schemes of Arrangement.  Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate mergers, reconstructions and amalgamations of companies by providing for court sanction of compromises or arrangements between companies and shareholders or creditors or any classes thereof, provided that:

•	a meeting of each relevant class of members or creditors has been convened pursuant to an order of the court;

•	a 75% majority of shareholders or creditors or the relevant class thereof has voted in favor of the scheme; and

•	court approval of the scheme has been obtained.

While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the scheme if it is satisfied that:

•	the statutory provisions as to majority votes have been complied with;

•	the shareholders or creditors have been fairly represented at the meeting in question;

•	the scheme is such as a businessman would reasonably approve; and

•	the scheme is not one that would more properly be sanctioned under some other provision of the Companies Law (2007 Revision) of the Cayman Islands.

The scheme is then binding on any dissenting shareholders or creditors and the dissenting shareholder would have no rights comparable to appraisal rights available to dissenting shareholders in U.S. corporations, providing rights to receive payment in cash for the judicially determined value of their shares.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the court, but the objection is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

Shareholders’ Suits.  The general principle applicable in Cayman Islands law is that individual shareholders cannot sue for wrongs done to their company or complain of irregularities in the conduct of their internal affairs. However, shareholders as a group can, in accordance with the articles of association of the company and the provisions of the Companies Law (2007 Revision) of the Cayman Islands, compel the company to act. Where an act complained of is either illegal or ultra vires, or is a fraud upon the minority, or, although regular in form, is unfair and oppressive as against the minority, minority shareholders can bring actions against the company which, where appropriate, may seek to compel the company to bring an action in its name against third parties. The minority shareholder’s only alternative remedy if unfairly prejudiced is to petition the court in the Cayman Islands for the winding up of the company on the grounds that it is just and equitable to do so.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands laws will be passed upon by Conyers Dill & Pearman.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our report on Form 6-K filed with the SEC on December 23, 2009, and management’s assessment of the effectiveness of our internal control over financial reporting incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements of China Real Estate Information Corporation as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the related financial statement schedule incorporated by reference to Form 6-K filed with the SEC on December 23, 2009 have been audited by Deloitte & Touche CPA Ltd., an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to (1) the basis of financial statement presentation and (2) the change in method of accounting for the noncontrolling interest in a subsidiary to conform to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51, effective January 1, 2009). Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers and our special PRC counsel, Jun He Law Offices, are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors and Jun He Law Offices.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Jun He Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands will not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Jun He Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law. Jun He Law Offices has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us or any selling shareholder. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or any selling shareholder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or any selling shareholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We or any selling shareholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or any selling shareholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we or any selling shareholder uses in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling shareholder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling shareholder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

(a) our Annual Report on Form 20-F for the year ended December 31, 2008 filed with the SEC on June 29, 2009, as amended by our Form 20-F/A filed on September 18, 2009;

(b) our Reports of Foreign Issuer on Form 6-K filed with the SEC on June 16, 2009, September 4, 2009, September 28, 2009, September 28, 2009, November 12, 2009, November 18, 2009, November 20, 2009, December 2, 2009 and December 23, 2009 (with the Form 6-K filed on December 23, 2009 including revised financial statements from those previously included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, filed on June 29, 2009, which financial statements have been revised to reflect the adoption of the accounting guidance as described in such Form 6-K);

(c) the description of our ordinary shares in our Registration Statement on Form 8-A filed with the SEC on April 12, 2000 including any amendment or report filed for the purpose of updating such description; and

(d) the description of our ordinary share purchase rights in our Registration Statement on Form 8-A filed with the SEC on February 24, 2005, as amended by our Form 8-A/A filed with the SEC on November 20, 2009.

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.

We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: 20/F Beijing Ideal International Plaza, No. 58 Northwest 4th Ring Road, Haidian District, Beijing 100080, People’s Republic of China (Attention: Investor Relations). The telephone number of SINA at this address is +86 10 8262 8888.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are a foreign private issuer (as such term is defined in the Securities Exchange Act of 1934 (the “Exchange Act”)) and are subject to the informational requirements of the Exchange Act and file our annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. We have filed with the Commission a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The materials that we filed with the Securities Exchange Commission and this registration statement, including all exhibits, may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the Commission’s website at www.sec.gov.

Our corporate Internet address is http://corp.sina.com. We make available free of charge on or through our web site our annual reports, quarterly reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities Exchange Commission. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our web site, as allowed by SEC rules. Information contained on SINA’s website is not incorporated by reference into, and does not constitute a part of, this prospectus.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

SINA Corporation